EX. 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-100165 on Form S-3 of our report dated March 14, 2003 on the financial statements of Shurgard Self Storage, s.c.a. and subsidiaries as of December 31, 2002 and 2001, and for years then ended, appearing in this Current Report on Form 8-K of Shurgard Storage Centers, Inc.

DELOITTE & TOUCHE
Brussels, Belgium
July 4, 2003